THESE POWERS WILL EXIST FOR AN INDEFINITE PERIOD OF TIME UNLESS YOU LIMIT THEIR DURATION IN THIS DOCUMENT. THESE POWERS WILL CONTINUE TO EXIST NOTWITHSTANDING YOUR SUBSEQUENT DISABILITY OR INCAPACITY;

YOU HAVE THE RIGHT TO REVOKE OR TERMINATE THIS DURABLE POWER OF ATTORNEY AT ANY TIME; AND

IF THERE IS ANYTHING ABOUT THIS FORM THAT YOU DO NOT UNDERSTAND, YOU SHOULD ASK A LAWYER TO EXPLAIN IT TO YOU.

Dated: August 13, 2007

Lorenzo Correa

LORENZO CORREA

**ACKNOWLEDGMENT**

STATE OF CALIFORNIA )
) ss.
COUNTY OF SAN DIEGO )

On August 13, 2007, before me, Rosie Mendoza, a Notary Public in and for said County and State, personally appeared **LORENZO CORREA**, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for Said State

ROSIE A. MENDOZA
Commission # 1712104
Notary Public - California
San Mateo County
My Comm. Expires Jan 19, 2011

**Recording Requested By and**
**When Recorded Mail to:**

Julian B. Myers, Esq.
Higgs, Fletcher & Mack LLP
401 West "A" Street, Suite 2600
San Diego, California 92101
(619) 236-1551

*(Space Above For Recorder's Use)*

# DURABLE POWER OF ATTORNEY

This is a durable power of attorney under Parts 1 and 2 of Division 4.5 of the California Probate Code, beginning with Section 4000, and revokes all prior durable powers of attorney for business affairs.

TO ALL PERSONS, be it known, that Lorenzo Correa of Redwood City, California, the undersigned Grantor, do hereby make and grant a durable power of attorney to Daniel D. Correa of San Diego, California, and do thereupon constitute and appoint said individual as my attorney-in-fact.

My attorney-in-fact shall have full powers and authority to do and undertake all acts on my behalf that I could do personally, with full power of substitution and revocation, including but not limited by said authority the right to sell, deed, buy, trade, lease, mortgage, assign, rent or dispose of any of my present or future patents, real or personal property; the right to execute, accept, undertake and perform any and all contracts in my name; the right to deposit, endorse, or withdraw funds to or from any of my bank accounts, depositories or safe deposit box; the right to borrow, lend, invest or reinvest funds on any terms; the right to initiate, defend, commence or settle legal actions on my behalf; the right to vote (in person or by proxy) any shares or beneficial interest in any entity, and the right to retain any accountant, attorney or other advisor deemed necessary to protect my interests generally or relative to any foregoing unlimited power.

My attorney in fact hereby accepts this appointment subject to its terms and agrees to act and perform in said fiduciary capacity consistent with my best interests as he in his best discretion deems advisable, and I affirm and ratify all acts so undertaken.

This power of attorney shall not be affected by subsequent incapacity of the principal, and shall otherwise continue in full force and effect until revoked by subsequent writing document.

## WARNING TO THE PERSON EXECUTING THIS DOCUMENT

**THIS IS AN IMPORTANT LEGAL DOCUMENT. IT CREATES A DURABLE POWER OF ATTORNEY. BEFORE EXECUTING THIS DOCUMENT, YOU SHOULD KNOW THESE IMPORTANT FACTS:**

**THIS DOCUMENT MAY PROVIDE THE PERSON YOU DESIGNATE AS YOUR ATTORNEY-IN-FACT WITH BROAD POWERS TO DISPOSE, SELL, CONVEY, AND ENCUMBER YOUR REAL AND PERSONAL PROPERTY;**